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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of Report (Date of earliest event reported): November 2, 1998

                             Beazer Homes USA, Inc.
             (Exact name of Registrant as specified in its charter)

Delaware                                        58-2086934
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)              Identification No.)

        5775 Peachtree Dunwoody Road, Suite C-550, Atlanta, Georgia 30342
               (Address of principal executive offices) (Zip code)

                                 (404) 250-3420
               (Registrant's telephone number including area code)

                                 Not applicable
         (Former name and former address, if changed since last report)


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Item 5.  Other Events

     On November 2, 1998, Beazer Homes USA, Inc. issued the press release attached hereto and made a part hereof.




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                                          Press Release
                                          -------------
                                          For Immediate Release


             Beazer Homes Announces Acquisition of Trafalgar House, Fourth Largest Homebuilder in Washington DC Metropolitan Area

Atlanta, Georgia, November 2, 1998 - Beazer Homes USA, Inc. (NYSE: BZH) today announced that it has signed an agreement to acquire the residential assets of Trafalgar House Property, Inc. ("Trafalgar House"), the US homebuilding operations of Kvaerner PLC.

Trafalgar House operates in Virginia, Maryland and New Jersey and is the fourth largest homebuilder in the Washington DC metropolitan area. The operations being acquired by Beazer are estimated to have 1998 revenues of approximately $210 million on over 1,000 home closings. The purchase price is approximately $100 million, subject to final adjustment at closing. The acquisition is expected to close in early December.

Beazer Homes will not be acquiring South Riding, Trafalgar House's large master planned community in Loudon County, Virginia. It will, however, continue to have an agreement to purchase lots and build homes in that community. South Riding is being sold by Kvaerner separately to a consortium led by Greg Cox, the current President of the project.

Ian McCarthy, President and Chief Executive Officer of Beazer Homes, said, "We are extremely pleased to be expanding into the Mid-Atlantic region of the US with our acquisition of Trafalgar House's US homebuilding operations. Trafalgar House has been doing business in this area for many years and has developed a reputation that is synonymous with quality. We expect to retain the majority of their experienced local managers and personnel."

Mr. McCarthy continued, "With this acquisition we expand to a region that we believe has excellent long term growth prospects. The Washington DC area is already the sixth largest homebuilding market in the US and its total home sales are up 22% for the first nine months of 1998. Trafalgar House has shared in that growth. For the ten months ending October 1998, their new orders are up more than 50% compared to the same period in the prior year."

Mr. McCarthy also said, "We are extremely pleased to gain control over 4,000 lots (2,500 owned) in strong homebuilding markets where land availability is relatively constrained. "

David S. Weiss, Executive Vice President and Chief Financial Officer of Beazer Homes, said, "We believe the Trafalgar acquisition is an excellent opportunity for Beazer. The purchase price is equal to less than half of their annual revenues and represents a discount to their original book value."

                                   -- More --

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                                     -- 2 --


Mr. Weiss continued, "In preparation for an acquisition of this size we have maintained a very strong financial position. As of September 30, 1998, our net debt to total capitalization was 43%, with no borrowings outstanding under our $200 million revolving credit facility and $68 million cash on hand. After the acquisition, our financial position will remain strong at 55% debt to total capitalization, on a pro forma basis as of September 30, 1998."

Mr. Weiss also said, "Separately we have announced today an amendment and extension of our revolving credit facility. We will be using this amended facility to fund the acquisition. We express appreciation to our syndicate of banks, led by the new Bank One (as successor to First Chicago NBD) for the confidence they have expressed in us with this amended facility. Through this facility, we will continue to maintain a significant amount of liquidity and a strong financial position to fund future growth."

Mr. McCarthy concluded, "We have always said that we would complete only acquisitions that represented good value to us and were accretive to our shareholders within the first year of operation. Trafalgar House is no exception. We expect this acquisition to be significantly accretive to our earnings in fiscal 1999."

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single family homebuilders, with operations in Arizona, California, Florida, Georgia, Nevada, North Carolina, South
Carolina, Tennessee and Texas.

Contact:   David S. Weiss
                    Executive Vice President and Chief Financial Officer
                    (404)250-3420


Note: Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report for the year ended September 30, 1997.





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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                             Beazer Homes USA, Inc.

November 10, 1998         By:  /s/ David S. Weiss
-----------------              ------------------
Date                               David S. Weiss, Executive Vice President and
                                   Chief Financial Officer